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EXHIBIT 5.1

[LETTERHEAD OF LATHAM & WATKINS LLP]

May 24, 2005

Alliance Imaging, Inc.
1900 S. State College Blvd., Suite 600
Anaheim, California 92806

  Re:
  $150,000,000 Aggregate Principal Amount of
   7 1/4% Senior Subordinated Notes due 2012

Ladies and Gentlemen:

        We have acted as special counsel to Alliance Imaging, Inc., a Delaware corporation (the "Company"), in connection with the registration of $150,000,000 aggregate principal amount of the Company's 7 1/4% Senior Subordinated Notes due 2012 (the "Securities"), to be issued under the Indenture dated as of December 29, 2004 (the "Indenture"), between the Company and The Bank of New York Trust Company, N.A., as Trustee (the "Trustee"), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") on April 28, 2005 (Registration No. 333-124431), as amended by Amendment No. 1 thereto filed with the Commission on May 24, 2005 (as amended, the "Registration Statement"). The Securities will be issued in exchange for the Company's outstanding 7 1/4% Senior Subordinated Notes due 2012 (the "Old Securities") on the terms set forth in the prospectus contained in the Registration Statement (the "Prospectus"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the enforceability of the Securities.

        As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

        We are opining herein as to the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

        Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof, the Securities have been duly authorized by all necessary corporate action of the Company and, when the Securities have been duly executed, issued, authenticated and delivered by or on behalf of the Company in accordance with the Indenture and in exchange for the Old Securities as contemplated by the Registration Statement and Prospectus, will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

        The opinion relating to the enforceability of the Securities is subject to the following exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (d) we express no opinion concerning the enforceability of (i) the waiver of rights or defenses contained in Section 514 of the Indenture; or (ii) any provision requiring the payment of attorneys' fees, where such payment is contrary to law or public policy.

        With your consent, we have assumed (a) that the Indenture has been duly authorized, executed and delivered by, and constitutes a legally valid and binding obligation of, the Trustee, enforceable against it in accordance with its terms, and (b) that the status of the Indenture and the Securities as legally valid and binding obligations of the respective parties thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

        This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                      Very truly yours,

                      /s/  LATHAM & WATKINS LLP

                      Latham & Watkins LLP

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  EXHIBIT 5.1